Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IMMUNE PHARMACEUTICALS INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Immune Pharmaceuticals Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Immune Pharmaceuticals Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 9, 1993 under the name American Pharmed Labs, Inc. On November 18, 1999, the Corporation changed its name from American Pharmed Labs, Inc. to EpiCept Corporation. On August 15, 2013, the Corporation changed its name from EpiCept Corporation to Immune Pharmaceuticals Inc.

2.	The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph (A) under Article Fourth and replacing such paragraph with the following paragraph:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Six Hundred and Five Million (605,000,000), of which (i)  Six Hundred Million (600,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

3.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5.	This Certificate of Amendment, and the amendment effected hereby, shall become effective at 4:01 p.m. (Eastern Time) on December 19, 2018.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Interim Chief Executive Officer on this 19th day of December, 2018.

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Tony Fiorino
Name: Tony Fiorino, M.D., Ph.D.